EXHIBIT 10.1

Preliminary Real Estate Sale Agreement, dated December 18, 2017, between Skanska Property Poland Fundusz Inwestycyjny Zamknięty Aktywów Niepublicznych and Franklin Templeton Investments Poland sp. z o.o.
Pursuant to Rule 12b-12(d)(3) under the Securities Exchange Act of 1934, as amended, set forth below is an English language summary of a Preliminary Real Estate Sale Agreement, dated December 18, 2017, between Skanska Property Poland Fundusz Inwestycyjny Zamknięty Aktywów Niepublicznych and Franklin Templeton Investments Poland sp. z o.o (the “PPA”). The original PPA is in the Polish language. This exhibit is not a translation of the original PPA; rather, it is summary of the terms of the material provisions and a description of the provisions omitted from the summary.
Parties:

•	Skanska Property Poland Fundusz Inwestycyjny Zamknięty Aktywów Niepublicznych (“Seller”).

•	Franklin Templeton Investments Poland sp. z o.o. (“Purchaser”).
Property:
The PPA envisages the future purchase by the Purchaser from the Seller of an office building, once it is constructed and developed by the Seller, in Poznań, Poland, together with certain other structures and assets and the right of perpetual usufruct to land at the development site, pursuant to a final sale agreement. The office building to be developed is projected to have approximately 22,524 sq. meters of office space.
Purchase Price:
The purchase price is calculated in accordance with the formula (R/CR – D +/- FAR) and increased by applicable Polish value added tax. Where “R” means the aggregate annualized rental income achievable from: (i) the gross leasable area of the building (i.e., office, retail and storage space) and (ii) number of underground parking spaces. As of the date of execution of the PPA, “R” was approximately EUR 4,508,581. Where “CR” means the capitalization rate of 6.20%. Where “D” means the discount calculated as “R” divided by 12 and multiplied by 17. Where “FAR” means any fit-out allowance reconciliation amount to be payable by the Seller and/or the Purchaser under the PPA.
Escrow:
Upon the execution of the PPA, the Purchaser deposited at the escrow account a security deposit equal to EUR 6,633,189.20 (“Security Deposit”). The amount of the Security Deposit will be accounted towards the payment of the purchase price at closing. If the Purchaser decides not to close, despite the building being developed by the Seller in accordance with the PPA, the Security Deposit will be released to the Seller as payment in full of the contractual penalty.
Conditions Precedent:
Seller and Purchaser have agreed to execute the final sale agreement, subject to the satisfaction of a variety of conditions, by June 30, 2019, or such later date as may be postponed pursuant to the PPA (the “Target Closing Date”). Among others, the conditions include: the administrative merger and subsequent division of certain land plots shall have occurred (the “Division”); the building and fit-out works shall have been completed; occupancy permits and tax rulings have been issued; and requirements with respect to electrical power capacity and distribution are satisfied.
Lease; Annex; Right of First Refusal:
In the event all the conditions precedent are satisfied other than the occurrence of the Division by June 3, 2019 (being the date of the planned completion of the building), or such later date as may be postponed pursuant to the PPA (the “Completion Date”), the PPA contemplates that a lease between the parties (with the Seller as lessor and the Purchaser as lessee) will enter into force on the Completion Date (the “Lease Commencement Date”) and the Target Closing Date will be postponed until June 30, 2021. If the Division occurs within 24 months following the Lease Commencement Date, the PPA contemplates the Parties proceeding to closing and the lease terminating. If the Division does not occur within 24 months following the Lease Commencement Date, but within that period the Seller obtains for the building a final certificate on separate premises, the Purchaser will have the right (but not the obligation) within a two month period to purchase the separate premises together with corresponding share in the right of the perpetual usufruct to the land, and if the Purchaser exercises such right the Parties will enter into an annex (i.e., amendment) to the PPA providing for the overall terms of the transaction. If the Division does not occur within 24 months following the Lease Commencement Date, and the Purchaser does not exercise this purchase option, each Party may withdraw from the PPA, and in any event, the Agreement will expire by the end of 30 months following the Lease Commencement Date. If any time after the withdrawal of either Party from the PPA or after the expiry of the PPA, the Division occurs and/or a final certificate on separate premises is obtained, the Purchaser will have the right of first refusal in the case of the intended sale of the property (or the building and its corresponding share in the right of perpetual usufruct in the case of separate premises) by the Seller to another entity.
Other Provisions:
Terms that have been omitted or abridged from this summary include: various definitions; detailed property descriptions and documents relating thereto; representations and warranties of the Seller and the Purchaser; details regarding conditions precedent to the conclusion of the final sale agreement; closing related actions; details regarding price and settlement of payments; construction process; covenants of the Seller; indemnification; rights of withdrawal; notices; miscellaneous provisions; costs; and schedules.

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